PRACTUS

JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

May 27, 2026

PFS Funds

1939 Friendship Drive, Suite C

El Cajon, California 92020

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Legal Counsel” in the Statement of Additional Information for the Potomac Defensive Bull Fund, Potomac Managed Volatility Fund, Potomac Tactical Rotation Fund, Potomac Tactical Opportunities Fund, and Potomac Tactically Passive Fund, each a series of PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 275 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 275 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

On behalf of Practus, LLP